Exhibit 99.1

Contact:	J. Bradley Scovill, Senior Executive Vice President and Chief Financial Officer 717-581-6030

July 22, 2003

FOR IMMEDIATE RELEASE

Sterling Financial Corporation Announces Record Earnings

LANCASTER, PA—Sterling Financial Corporation (Nasdaq: SLFI) announced record earnings for the quarter and six months ended June 30, 2003.

Sterling’s net income was $6.944 million for the quarter ended June 30, 2003, an increase of $785 thousand, or 12.7%, from 2002. Diluted earnings per share totaled $0.41 for the quarter ended June 30, 2003, versus $0.36 for the same period in 2002, an increase of 13.9%.

Net income for the six months ended June 30, 2003 totaled $13.569 million, an increase of $1.888 million, or 16.2% over 2002’s six-month net income of $11.681 million. For the six months ended June 30, 2003, diluted earnings per share increased 14.3%, totaling $0.80 in 2003, versus $0.70 in 2002.

Second quarter and year-to-date 2002 results were favorably influenced by a non-recurring state income tax benefit that resulted from the conversion of a non-bank Sterling subsidiary to a limited liability corporation. This transaction, net of related fees, resulted in additional net income of $925 thousand. Offsetting this benefit was retirement packages incurred, net of income tax benefit, of $599 thousand for the quarter and $730 thousand for the six months ended June 30, 2002.

Total assets increased to $2.220 billion at June 30, 2003, a 6.3% increase from June 30, 2002 total assets of $2.088 billion. Asset growth was centered in loans, which grew from $1.240 billion at June 30, 2002 to $1.404 billion at June 30, 2003, an increase of 13.2%. The increase in assets was funded with $102 million in deposit growth, as well as a $35 million trust preferred capital security offering that closed in June 2003.

A major contributor to the record earnings was Sterling’s net interest income, which grew by 13.4% and 16.6% for the quarter and six months ended June 30, 2003 over the previous year’s results. During 2003, Sterling has been able to fund its loan growth principally through internal sources, including deposits, retained earnings, and maturing securities. As a result of the loan growth and favorable funding sources, Sterling’s net interest margin has grown to 4.65% for the six months ended June 30, 2003, as compared to 4.26% in 2002.

In addition to increases in net interest income, Sterling’s non-interest income has increased by 3.4% and 3.9% for the quarter and six months ended June 30 over 2002’s results. Sterling has benefited from the historical low interest rate environment, allowing Sterling to grow its mortgage banking related income.

J.     Roger Moyer, Jr., President and Chief Executive Officer of Sterling noted, “Despite the low interest rate environment which has challenged community banks during 2003, I am pleased that Sterling has been able to increase its net interest margin during this period. This could not have been achieved without our employees, who continually embrace the relationship management model, allowing us to gain market share and lending prospects. In addition, PennSterling Bank, our Berks county initiative, and our Correspondent Services Group have supplemented our existing growth, with loan volume from new markets and new service opportunities. This combination has led to 13.2% growth in our loan portfolio since last year.” Moyer added, “The growth in revenues, which exceeded the growth in non-interest expenses, has allowed Sterling to improve on its efficiency ratio, from 61.5% in 2002 to 59.3% in 2003, a significant accomplishment to Sterling, as our stated goal is to maintain an efficiency ratio of less than 60%.”

Sterling Financial Corporation is a family of financial services organizations that operates 52 banking locations in south central Pennsylvania and northern Maryland, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, and PennSterling Bank. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, Lancaster Insurance Group, LLC, Equipment Finance LLC, a specialty commercial finance company, Sterling Financial Settlement Services Company and Sterling Financial Trust, which manages nearly $1 billion in assets.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

EARNINGS
Interest income	$31,267	$31,172	$62,444	$60,397
Interest expense	10,087	12,494	20,680	24,572
Net interest income	21,180	18,678	41,764	35,825
Provision for loan losses	909	582	1,944	800
Noninterest income	11,715	11,329	23,132	22,253
Securities gains (losses)	40	(407)	44	(391)
Noninterest expense	22,746	22,317	44,660	43,013
Income tax expenses	2,336	542	4,767	2,193
Net income	6,944	6,159	13,569	11,681
PER SHARE DATA
Basic earnings per share	$0.41	$0.37	$0.80	$0.71
Diluted earnings per share	0.41	0.36	0.80	0.70
Dividends per share	0.17	0.16	0.34	0.32
Book value per realized share			11.22	10.93
PERIOD-END BALANCES
Securities			$547,800	$552,179
Loans			1,403,830	1,240,117
Allowance for loan losses			13,642	12,632
Total assets			2,220,261	2,088,047
Deposits			1,734,444	1,632,704
Borrowed funds			232,926	238,928
Stockholders’ equity			210,173	184,460
RATIOS
Return on average assets	1.29%	1.22%	1.28%	1.19%
Return on average realized equity	14.79%	14.93%	14.67%	14.40%
Efficiency ratio (1)	59.80%	60.30%	59.30%	61.50%
Allowance for loan losses to total loans			0.97%	1.02%
Allowance for loan losses to nonperforming loans			349%	128%
Nonperforming loans to total loans			0.28%	0.80%

(1)	Sterling calculates its efficiency ratio by netting depreciation on operating leases with related rental income.